Exhibit 8.2

[                    ], 2010

Brookfield Residential Properties Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Dear Sirs/Mesdames:

Re:	Brookfield Residential Properties Inc.

We are acting as Canadian tax counsel to Brookfield Residential Properties Inc. (the “Company”) in connection with the Registration Statement on Form F-4, as amended or supplemented (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the United States Securities Act of 1933, as amended, of the number of common shares (the “Common Shares”) and 8% convertible preferred shares (the “Preferred Shares”) of the Company set out in the Registration Statement. The Common Shares and Preferred Shares will be issued in connection with the transactions (the “Transactions”) contemplated by the merger and contribution agreement dated October 4, 2010 among Brookfield Homes Corporation, Brookfield Residential Properties Inc., Brookfield Residential Acquisition Corp. and Brookfield Properties Corporation (the “Merger Agreement”), as described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined and relied as to matters of fact upon such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed herein we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)	the identity and capacity of all individuals acting or purporting to act as public officials; and

(c)	that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In giving this opinion, we have assumed, with your permission, that: (i) the Transactions will be effected in accordance with the Merger Agreement; (ii) the statements concerning the Transactions set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Transactions; and (iii) any representations made in the Merger Agreement “to the knowledge of” or based on the belief of the parties to the Merger Agreement or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Transactions, in each case without such qualification. We have also assumed that the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Income Tax Act (Canada), as amended (the “Tax Act”), and the regulations under the Tax Act, all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance prior to the date of this opinion and the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. If there is any subsequent change in such law, regulations, proposals or practices or if there are subsequently any new applicable administrative or assessing practices, this opinion may become inapplicable.

Based and relying upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the discussion contained in the Registration Statement under the caption “Canadian Federal Income Tax Considerations” constitutes, in all material respects, an accurate summary of the Canadian federal income tax matters described therein subject to the qualifications, assumptions and limitations stated therein.

We express our opinion herein only as to those matters of Canadian federal income taxation specifically set forth under the caption “Canadian Federal Income Tax Considerations” in the Registration Statement and no opinion should be inferred as to the tax consequences of the Transactions under any provincial, state, local or foreign law, or with respect to any other areas of Canadian federal taxation.

This opinion is based upon and limited to the federal laws of Canada.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm name therein.

Yours very truly,